                                             Registration Statement No. 33-33691

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post Effective Amendment No. 11
                                       to
                                    FORM S-2
                                       to
       REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933

                         THE TRAVELERS INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                I.R.S. Employer Identification Number: 06-0566090

          One Tower Square, Hartford, Connecticut 06183 (860) 277-0111 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                Ernest J. Wright
                         The Travelers Insurance Company
                                One Tower Square
                           Hartford, Connecticut 06183
                                 (860) 277-4345
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. X

If the Registrant elects to deliver its latest Annual Report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ___

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Action registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ___.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

                         THE TRAVELERS INSURANCE COMPANY

          Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)

Item
No.      Form S-2 Caption                                     Heading in Prospectus
---      ----------------                                     ---------------------
  1.     Forepart of the Registration                         Outside Front Cover Page of Registration
         Statement and Outside Front                          Statement and Prospectus
         Cover Page of Prospectus

  2.     Inside Front and Outside Back                        Inside Front Cover
         Cover Pages of Prospectus

  3.     Summary Information, Risk                            Prospectus Summary; Inside Front
         Factors and Ratio of Earnings to                     Cover Page
         Fixed Charges

  4.     Use of Proceeds                                      Investments by the Company

  5.     Determination of Offering Price                      Not Applicable

  6.     Dilution                                             Not Applicable

  7.     Selling Security Holders                             Not Applicable

  8.     Plan of Distribution                                 Distribution of the Contracts and Certificates

  9.     Description of Securities                            Description of the Contracts and Certificates
         to be Registered

10.      Interests of Named Experts                           Not Applicable
         and Counsel

11.      Information with Respect to                          Outside Front Cover Page; The Insurance
         the Registrant                                       Company; Incorporation of Certain
                                                              Documents by Reference

12.      Incorporation of Certain                             Incorporation of Certain Documents by
         Information by Reference                             Reference

13.      Disclosure of Commission                             Not Applicable
         Position on Indemnification
         for Securities Act Liabilities

                                     T-MARK
                                   PROSPECTUS

T-Mark Contracts are group or individual modified guaranteed annuities ("Contracts") which provide a guaranteed fixed rate of return for your investment if you do not surrender your Contract before the Guarantee Period ends. Generally, if you do surrender your Contract before the Guarantee Period ends, your Contract Value paid to you will be subject to a market value adjustment and surrender charges.

This prospectus explains:

          - the Contract (single purchase payment)

          - Travelers Insurance Company and Separate Account MGA

          - the Guarantee Periods and Interest Rates

          - Surrenders

          - Surrender Charges

          - Market Value Adjustment

          - Death Benefit

          - Annuity Payments

          - other aspects of the Contract

The Travelers Insurance Company, One Tower Square, Hartford, Connecticut 06183, is the issuer of the Contracts; CFBDS, Inc., 22 Milk St., Boston, MA, is the principal underwriter and distributor of the Contracts.

THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1998, WHICH CONTAINS ADDITIONAL INFORMATION ABOUT THE COMPANY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED MAY 1, 1999.

                               TABLE OF CONTENTS

Special Terms...............................................  Special Terms-1
Prospectus Summary..........................................        Summary-1
The Insurance Company.......................................                1
IMSA........................................................                1
Year 2000 Compliance........................................                1
The Contracts...............................................                2
  Application and Purchase Payment..........................                2
  Right to Cancel...........................................                2
Guarantee Periods...........................................                2
Establishment of Guaranteed Interest Rates..................                3
Surrenders..................................................                3
  General...................................................                3
  Surrender Charge..........................................                4
  Market Value Adjustment...................................                4
  Waiver of Surrender Charge................................                4
  Premium Taxes.............................................                5
Death Benefit...............................................                5
Annuity Period..............................................                5
  Election of Annuity Commencement Date and Form of
     Annuity................................................                5
  Change of Annuity Commencement Date or Annuity Option.....                6
  Annuity Options...........................................                6
  Annuity Payment...........................................                7
  Death of Annuitant After Annuity Commencement Date........                7
Investments by the Company..................................                7
Amendment of the Contracts..................................                8
Assignment of the Contracts.................................                8
Distribution of the Contracts...............................                8
Federal Tax Considerations..................................                8
  General...................................................                8
  Section 403(b) Plans and Arrangements.....................                8
  Qualified Pension and Profit-Sharing Plans................                9
  Individual Retirement Annuities...........................                9
  Roth IRAs.................................................               10
  Section 457 Plans.........................................               10
  Nonqualified Annuities....................................               10
  The Employee Retirement Income Security Act of 1974.......               11
  Federal Income Tax Withholding............................               12
  Tax Advice................................................               13
Available Information.......................................               13
Incorporation by Reference..................................               13
Legal Opinion...............................................               14
Experts.....................................................               14
Appendix A..................................................              A-1
Financial Statements........................................             10-K

                                 SPECIAL TERMS
--------------------------------------------------------------------------------

In this Prospectus the following terms have the indicated meanings:

ACCOUNT VALUE -- The Purchase Payment plus all interest earned, minus all surrenders, surrender charges and applicable premium tax previously deducted.

ANNUITANT -- The person upon whose life the Contract is issued.

ANNUITY COMMENCEMENT DATE -- The date on which annuity payments are to start. The date may be designated in the Contract or elected by the Owner.

BENEFICIARY -- The person entitled to receive benefits under the Contract in case of the death of the Annuitant or the Owner, or joint Owner, as applicable.

CASH SURRENDER VALUE -- The Cash Value less surrender charges and any applicable premium tax.

CASH VALUE -- The Account Value at the end of a Guarantee Period or the Market Adjusted Value before the end of a Guarantee Period.

COMPANY (WE, US, OUR) -- The Travelers Insurance Company.

CONTINGENT ANNUITANT -- The person named prior to the Contract Date by the Owner who, upon the Annuitant's death (prior to the Annuity Commencement Date) becomes the Annuitant. All rights and benefits provided by the Contract then continue to be in effect. Applicable to nonqualified Contracts only.

CONTRACT -- For a group Contract, the certificate evidencing a participating interest in the group annuity Contract. Any reference in this Prospectus to Contract includes the underlying group annuity Contract. For an individual Contract, the individual annuity Contract.

CONTRACT DATE -- The effective date of participation under the group annuity Contract as designated in the certificate, or the date of issue of an individual annuity Contract.

CONTRACT YEAR -- A continuous twelve-month period beginning on the Contract Date and each anniversary thereof.

GUARANTEE PERIOD -- The period for which either an initial or subsequent Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate credited during the Guarantee Period.

HOME OFFICE -- The principal executive offices of The Travelers Insurance Company located at One Tower Square, Hartford, Connecticut 06183 (Attention:
Annuity Services).

MARKET VALUE ADJUSTMENT -- The Market Value Adjustment reflects the relationship, at the time of surrender, between the then-current Guaranteed Interest Rate for a Guarantee Period equal to the duration left in your Guarantee Period, and the Guaranteed Interest Rate that applies to your Contract.

MATURITY VALUE -- The accumulated value of a Purchase Payment at the Guaranteed Interest Rate at the end of the Guarantee Period selected, minus all surrenders, surrender charges and premium taxes previously deducted.

OWNER (YOU, YOURS) -- For an individual Contract, the person or entity to whom the individual Contract is issued. Joint Owners, who share in ownership rights and any benefits or payments, may be named in nonqualified Contracts. For a group Contract, the person or entity to whom the certificate under a group annuity Contract is issued.

PURCHASE PAYMENT -- The premium payment applied to the Contract less premium taxes if applicable.

                                 Special Terms-1

                               PROSPECTUS SUMMARY
--------------------------------------------------------------------------------

The Travelers Insurance Company (the "Company", "We", "Us"), an indirect wholly owned subsidiary of Citigroup Inc., is offering group and individual modified guaranteed annuity contracts to eligible individuals. If a group contract is purchased, we issue certificates to the individual participants. Where we refer to "you", we are referring to the individual contract owner or to the group participant, as applicable. For convenience, this prospectus refers to Contracts and Certificates as "Contracts". Modified Guaranteed Annuities offer a guaranteed fixed rate of return on your principal investment if you do not surrender your Contract before the Guarantee Period ends. If you do surrender your Contract before the end of the Guarantee Period, generally your Cash Value is subject to a Market Value Adjustment and Surrender Charge (if applicable).

You may select an initial Guarantee Period from those available from the Company. Currently, we offer Guarantee Periods up to ten years. Interest on the Purchase Payment is credited on a daily basis and so compounded in the Guaranteed Interest Rate. (See "Accumulation Period -- Guarantee Periods" and "Establishment of Guaranteed Interest Rates".)

At the end of each Guarantee Period, a subsequent Guarantee Period of one year will automatically begin unless you elect another duration within thirty days before the Guarantee Period ends.

You may surrender your Contract, but the Cash Value may be subject to a Surrender Charge and/or a Market Value Adjustment. A full or partial surrender made prior to the end of a Guarantee Period will be subject to a Market Value Adjustment. The surrender charge will be deducted from any surrender made before the end of the fifth Contract Year. The surrender charge is 7% of the Account Value in Contract Year 1, 6% in Contract Year 2, 5% in Contract Year 3, 4% in Contract Year 4, and 3% in Contract Year 5.

The surrender charges listed above apply to full or partial surrenders, regardless of the length of the Guarantee Period selected. The surrender charge will apply if a surrender occurs at the expiration date of the Guarantee Period for Deposits in the contract less than five years.

There is no Market Value Adjustment if you surrender at the end of a guarantee period. Any such surrender request must be in writing and received by us within 30 days before the Guarantee Period ends. You may request any interest that has been credited during the prior Contract Year. No surrender charge or Market Value Adjustment will be imposed on such interest payments; however, all applicable premium taxes will be deducted. Any such surrender may also be subject to federal and state taxes. (See "Surrenders" and "Federal Tax Considerations".)

The Market Value Adjustment reflects the relationship between the current Guaranteed Interest Rate for the time left in the Guarantee Period at surrender and the Guaranteed Interest Rate that applies to your Contract. The Market Value Adjustment amount primarily depends on the interest rates the Company receives on its investments when the current Guaranteed Interest Rates are established. The Market Value Adjustment is sensitive, therefore, to changes in interest rates. It is possible that the amount you receive upon surrender may be less than your original Purchase Payment if interest rates increase. It is also possible that if interest rates decrease, the amount you receive upon surrender may be more than your original Purchase Payment plus accrued interest.

On the Annuity Commencement Date specified by you, the Company will make either a lump-sum payment or start to pay a series of payments based on the Annuity Options you select. (See "Annuity Period".)

The Contract provides for a death benefit which is the Account Value on the date we receive written notification of death. If the Annuitant dies before the Annuity Commencement Date with no designated Contingent Annuitant surviving, or if the Owner dies before the Annuity

                                    Summary-1

Commencement Date with the Annuitant surviving, we will pay the death benefit to the Beneficiary. We calculate the death benefit as of the date the Home Office receives written notification of due proof of death. (See "Death Benefit".)

We will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract. (See "Surrenders -- Premium Taxes".)

                                    Summary-2

                             THE INSURANCE COMPANY
--------------------------------------------------------------------------------

The Travelers Insurance Company is a stock insurance company chartered in 1864 in the state of Connecticut and has been continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is an indirect wholly owned subsidiary of Citigroup Inc. The Company's home office is located at One Tower Square, Hartford, Connecticut 06183.

                                      IMSA
--------------------------------------------------------------------------------

The Company is a member of the Insurance Marketplace Standards Association ("IMSA"), and as such may use the IMSA logo and IMSA membership in its advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities. IMSA members have adopted policies and procedures that demonstrate a commitment to honesty, fairness and integrity in all customer contacts involving the sale and service of individual life insurance and annuity products.

                              YEAR 2000 COMPLIANCE
--------------------------------------------------------------------------------

The Company is highly dependent on computer systems and system applications for conducting its ongoing business functions. In 1996, the Company began the process of identifying, assessing and implementing changes to computer programs necessary to address the Year 2000 issue and developed a comprehensive plan to address the issue. This issue involves the ability of computer systems that have time sensitive programs to recognize properly the Year 2000. The inability to do so could result in major failures or miscalculations that would disrupt the Company's ability to meet its customer and other obligations on a timely basis.

The Company has achieved substantial compliance with respect to its business critical systems in accordance with its Year 2000 plan and is in the process of certification to validate compliance. The Company anticipates completing the certification process by June 30, 1999. An ongoing re-certification process will be put in place for third and fourth quarter 1999 to ensure all systems and products remain compliant.

The total pre-tax cost associated with the required modifications and conversions is expected to be between $25 million and $35 million and is being expensed as incurred in the period 1996 through 1999. The Company has incurred approximately $22 million to date on these efforts. The Company also has third party customers, financial institutions, vendors and others with which it conducts business and has confirmed their plans to address and resolve Year 2000 issues on a timely basis. While it is likely that these efforts by third party vendors and customers will be successful, it is possible that a series of failures by third parties could have a material adverse effect on the Company's results of operations in future periods.

In addition, the Company is developing contingency plans to address perceived risks associated with the Year 2000 effort. These include business resumption plans to address the possibility of internal systems failures and the possibility of failure of systems or processes outside the Company's control. As of year-end 1998, the Company has completed initial business resumption contingency plans which would enable business critical units to function beginning January 1, 2000 in the event of an unexpected failure. Business resumption contingency plans are expected to be finalized by June 30, 1999. Preparations for the management of the date change will continue through 1999.

                                 THE CONTRACTS
--------------------------------------------------------------------------------

APPLICATION AND PURCHASE PAYMENT

For the Company to issue a Contract to you, you must:

        - Complete an application or an order to purchase,

        - Include your minimum Purchase Payment of at least $5,000 and

        - Submit both to our Home Office for approval.

The Company may:

        - Accept Purchase Payments up to $1 million without prior approval.

        - Contact you or your agent if the application or order form is not properly completed.

        - Return your entire application or order form and Purchase Payment if not properly completed.

RIGHT TO CANCEL

You may return your Contract to us at our Home Office within 10 days of your original Purchase Payment in most states. Refer to your Contract for any state-specific information.

                               GUARANTEE PERIODS
--------------------------------------------------------------------------------

You will select the duration of the Guarantee Period and corresponding Guaranteed Interest Rate. Your Purchase Payment will earn interest at the Guaranteed Interest Rate during the entire Guarantee Period. All interest earned will be credited daily; this compounding effect is reflected in the Guaranteed Interest Rate.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE

Beginning Account Value:  $50,000
Guarantee Period:          5 years
Guaranteed Interest Rate:   5.50% Annual Effective Rate

                                                        END OF CONTRACT YEAR
                                   --------------------------------------------------------------
                                     YEAR 1       YEAR 2       YEAR 3       YEAR 4       YEAR 5
-------------------------------------------------------------------------------------------------

Beginning Account Value            $50,000.00
X (1 + Guaranteed Interest Rate)        1.055
                                   ----------
                                   $52,750.00
                                   ==========
Account Value at end of Contract Year 1         $52,750.00
X (1 + Guaranteed Interest Rate)                     1.055
                                                ----------
                                                $55,651.25
                                                ==========
Account Value at end of Contract Year 2                      $55,651.25
X (1 + Guaranteed Interest Rate)                                  1.055
                                                             ----------
                                                             $58,712.07
                                                             ==========
Account Value at end of Contract Year 3                                   $58,712.07
X (1 + Guaranteed Interest Rate)                                               1.055
                                                                          ----------
                                                                          $61,941.23
                                                                          ==========
Account Value at end of Contract Year 4                                                $61,941.23
X (1 + Guaranteed Interest Rate)                                                            1.055
                                                                                       ----------
                                                                                       $65,348.00
                                                                                       ==========
Account Value at end of Guarantee Period (i.e. Maturity Value)                         $65,348.00
                                                                                       ==========

Total Interest Credited in Guarantee Period -- $65,348.00 - 50,000.00 =
$15,348.00
Account Value at end of Guarantee Period  -- $50,000.00 + 15,348.00 = $65,348.00

THE EXAMPLE ASSUMES NO SURRENDERS, DEDUCTIONS FOR PREMIUM TAXES, OR PRE-AUTHORIZED PAYMENT OF INTEREST DURING THE ENTIRE FIVE-YEAR PERIOD. A MARKET VALUE ADJUSTMENT OR SURRENDER CHARGE MAY APPLY TO ANY SUCH INTERIM SURRENDER (SEE "SURRENDERS," PAGE 3). THE HYPOTHETICAL GUARANTEED INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE GUARANTEED INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL GUARANTEED INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.
We will notify you about subsequent Guarantee Periods near the end of your current Guarantee Period. At the end of a Guarantee Period:

        - You may elect a subsequent Guarantee Period by telephone or in writing.

        - Your Account Value will be transferred to the new Guarantee Period at the Guaranteed Interest Rate offered at that time.

        - If you do not make any election, we will automatically transfer the Account Values into a 1-year Guarantee Period, which you may transfer out of into a new Guarantee Period with no transfer, surrender or Market Value Adjustment charge.

                   ESTABLISHMENT OF GUARANTEED INTEREST RATES
--------------------------------------------------------------------------------

When you purchase your Contract, you will know the Guaranteed Interest Rate for the Guarantee Period you choose. We will send you a confirmation showing the amount of your Purchase Payment and the applicable Guaranteed Interest Rate. After the end of each calendar year, we will send you a statement that will show:

        - your Account Value as of the end of the preceding year;

        - all transactions regarding your Contract during the year;

        - your Account Value at the end of the current year;

        - the Guaranteed Interest Rate being credited to your Contract.

The Company has no specific formula for determining Guaranteed Interest Rates in the future. The Guaranteed Interest Rates will be declared from time to time as market conditions dictate. (See "Investments by the Company".) In addition, the Company may also consider various other factors in determining Guaranteed Interest Rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors.

THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES.

                                   SURRENDERS
--------------------------------------------------------------------------------

GENERAL

You may make a full or partial surrender at any time, subject to certain tax law and retirement plan restrictions, and surrender charges described below. In the case of all surrenders, the Cash Value and Maturity Value will be reduced.

Upon request, we will inform you of the amount payable upon a full or partial surrender. Any full, partial or special surrender may be subject to tax. (See "Federal Tax Considerations".)

Participants in Section 403(b) tax-deferred annuity plans may not make surrenders from certain amounts before the earliest of age 59 1/2, separation from service, death, disability or hardship. (See "Federal Tax
Considerations -- Section 403(b) Plans and Arrangements".)

SURRENDER CHARGE

There are no front end sales charges. A surrender charge may be assessed on surrenders made before the end of the seventh Contract Year. The surrender charge is computed as a percentage of the Cash Value being surrendered.

      CONTRACT YEAR                   CHARGE AS A PERCENTAGE OF
IN WHICH SURRENDER IS MADE                   CASH VALUE
---------------------------------------------------------------

            1                                     7%
            2                                     6%
            3                                     5%
            4                                     4%
            5                                     3%
        Thereafter                                0%

The surrender charges listed above will apply to full or partial surrenders, regardless of the length of the Guarantee Period selected. For example, assume a Guarantee Period of four years. In this case, any surrenders made during the fourth year, even on the Maturity Date, will be subject to a 4% Surrender Charge.

MARKET VALUE ADJUSTMENT

The amount payable on a full or partial surrender made before the end of any Guarantee Period may be adjusted up or down by the Market Value Adjustment.

The Market Value Adjustment is the relationship between the then-current Guaranteed Interest Rate for a Guarantee Period equal to the time left in your Guarantee Period, and the Guaranteed Interest Rate that applies to your Contract.

Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate, then the Market Value Adjustment will result in a lower payment upon surrender. Conversely, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment will result in a higher payment upon surrender.

The Market Value Adjustment amount primarily depends on the level of interest rates on the Company's investments when the current Guaranteed Interest Rates are established. The Market Adjusted Value is sensitive, therefore, to changes in current interest rates. It is possible that the amount you receive upon surrender would be less than the original Purchase Payment if interest rates increase. It is also possible that if interest rates decrease, the amount you receive upon surrender may be more than the original Purchase Payment plus accrued interest.

The formula for calculating the Market Value Adjustment shown in Appendix A which also contains an additional illustration of the application of the Market Value Adjustment.

WAIVER OF SURRENDER CHARGE

The surrender charge may be waived if:

     -- an annuity payout is begun;

     -- a level Income Option of at least three years' duration is begun after the first Certificate Year or Contract Year, as applicable;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract becomes disabled (as defined by the Internal Revenue Service) subsequent to purchase of the Certificate or Contract;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract dies;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under a tax deferred annuity plan (403(b) plan) retires after age 55, provided the Certificate or Contract has been in effect five years or more;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under an IRA plan reaches age 70 1/2, provided the Certificate or Contract, as applicable, has been in effect five years or more;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under a qualified pension or profit-sharing plan, including a 401(k) plan, retires at or after age 59 1/2, provided the Certificate or Contract, as applicable has been in effect five years or more; or if refunds are made to satisfy the anti-discrimination test; (for Participants or Annuitants under contracts issued before May 1, 1992, the surrender charge will also be waived if he or she retires at normal retirement age (as defined by the plan), provided the Certificate or Contract has been in effect one year or more); or

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under a Section 457 deferred compensation plan retires and the Certificate or Contract has been in effect five years or more, or if a financial hardship or disability withdrawal has been allowed by the plan administrator under applicable IRS rules.

In addition, for individuals under a 403(b) annuity, a pension or profit-sharing plan, or a Section 457 deferred compensation plan, there is a 10% free withdrawal allowance for partial surrenders prior to the Annuity Commencement Date. An individual under an IRA plan who is over age 59 1/2 has a 20% free withdrawal allowance. This means that, each Certificate or Contract Year after the first such year, for the first partial surrender made in that year, 10% (20% for IRA plans) of his or her Cash Value may be withdrawn without a surrender charge. All Cash Values withdrawn will reflect any applicable Market Value Adjustment. Full surrenders are not eligible for the free withdrawal allowance. Failure to use all or part of the free withdrawal allowance in any Certificate or Contract Year forfeits the balance of the allowance for that year. For 403(b) plan participants, partial and full surrenders may be subject to restrictions. (See "Section 403(b) Plans and Arrangements.")

PREMIUM TAXES

Certain state and local governments impose premium taxes. These taxes currently range from 0% to 5.0%, depending upon jurisdiction. The Company, in compliance with any applicable state law, will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.

                                 DEATH BENEFIT
--------------------------------------------------------------------------------

If a Participant under a group Contract, or an Annuitant under an individual Contract dies before his or her Annuity Commencement Date, the Death Benefit payable to the Beneficiary will equal (a) the greater of the Cash Value or the Accumulated Value of the Contract, if death occurs before age 65; or (b) the Cash Value of the Contract, if death occurs on or after age 65 less any applicable premium tax.

                                 ANNUITY PERIOD
--------------------------------------------------------------------------------

ELECTION OF ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

You can select an Annuity Commencement Date at the time you apply for a Contract. If no date is elected, for nonqualified Contracts, the automatic default age is 75 (or ten years after the date of purchase, if later). For qualified Contracts, the automatic default age is 70. Within 30 days before your Annuity Commencement Date, you may elect to have all or a portion of your Cash Surrender Value paid in a lump sum on your Annuity Commencement Date. Or, at least 30 days before the

Annuity Commencement Date, you may elect to have your Cash Value or a portion thereof (less applicable premium taxes, if any) distributed under any of the Annuity Options described below. If Option 5 "Payments for a Designated Period" is elected in the first contract year, the Cash Surrender Value will be applied.

If no option is elected for nonqualified Contracts, the Cash Value will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. For qualified Contracts, the Cash Value will be applied to Option 4, to provide a Joint and Last Survivor Life Annuity. This Contract may not be surrendered once annuity payments begin, except with respect to Option 6.

CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION

You may change the Annuity Commencement Date at any time as long as such change is made in writing and is received by us at least 30 days prior to the scheduled Annuity Commencement Date. Once an Annuity Option has begun, it may not be changed.

ANNUITY OPTIONS

Any one of the following Annuity Options may be elected. Annuity payments may be available on a monthly, quarterly, semiannual or annual basis. The minimum amount that may be applied to Annuity Options is $2,000 unless we consent to a smaller amount.

OPTION 1 -- LIFE ANNUITY -- NO REFUND: The Company will make annuity payments during the lifetime of the annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

OPTION 2 -- LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS ASSURED: The Company will make monthly annuity payments during the lifetime of the annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months as elected, we will continue making payments to the beneficiary during the remainder of the period.

OPTION 3 -- CASH REFUND LIFE ANNUITY: The Company will make monthly annuity payments during the lifetime of the Annuitant. Upon the death of the Annuitant, the Beneficiary will receive a payment equal to the Cash Value applied to this option on the Annuity Commencement Date minus the dollar amount of annuity payments already paid.

OPTION 4 -- JOINT AND LAST SURVIVOR LIFE ANNUITY -- NO REFUND: The Company will make regular annuity payments during the lifetime of the annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

OPTION 5 -- OTHER ANNUITY OPTIONS: An annuity payable as is mutually agreed on by the Company and the Annuitant or Owner, as provided in the Plan, if any.

The Tables in the Contract reflect guaranteed dollar amounts of monthly payments for each $1,000 applied under the first five Annuity Options listed above. Under Option 1,2 or 3, the amount of each payment will depend upon the age (and, for nonqualified Contracts, sex) of the Annuitant at the time the first payment is due. Under Option 4, the amount of each payment will depend upon the payees' ages at the time the first payment is due (and, for nonqualified Contracts, the sex of both payees).

The Tables for Options 1, 2, 3 and 4 are based on the 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3.5% per annum. The table for Option 5 is based on a net investment rate of 3.5% per annum. If mortality appears more favorable and interest rates so justify, at our discretion, we may apply other tables which will result in higher payments for each $1,000 applied under one or more of the first five Annuity Options.

ANNUITY PAYMENT

The first payment under any Annuity Option will be made on the first day of the month following the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected and are based on the first payment date.

The option elected must result in a payment at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

Once annuity payments have begun, no surrender of the annuity benefit (including benefits under Option 5) can be made for the purpose of receiving a lump-sum settlement.

DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE

If the Annuitant dies after the Annuity Commencement Date, any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect.

INCOME OPTIONS

Instead of one of the Annuity Options described above, and subject to the conditions described under "Election of Options," all or part of the Cash Surrender Value of the Contract may be paid under one or more of the following Income Options, provided that they are consistent with federal tax law qualification requirements. Payments under the Income Options may be elected on a monthly, quarterly, semiannual or annual basis:

OPTION 1 -- PAYMENTS OF A FIXED AMOUNT. The Company will make equal payments of the amount elected until the Cash Value applied under this option has been exhausted. The final payment will include any amount insufficient to make another full payment.

OPTION 2 -- PAYMENTS FOR A FIXED PERIOD. The Company will make payments for the period selected. The payment will be based on a minimum net investment rate of 3.5% per annum.

OPTION 3 -- OTHER INCOME OPTIONS. The Company will make any other arrangements for Income Payments as may be mutually agreed upon.

The amount applied to effect an Income Option will be the Cash Value as of the date Income Payments commence, less any applicable premium taxes not previously deducted and any applicable surrender charge. The Income Options differ from Annuity Options in that the amount of the payments made under Income Options are unrelated to the length of life of any person. Thus, the Annuitant may outlive the payment period.

                           INVESTMENTS BY THE COMPANY
--------------------------------------------------------------------------------

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. Purchase Payments made to the Contracts are invested in Separate Account MGA, a non-unitized separate account and are not chargeable with liabilities arising out of any other business which the Company may conduct. Owners do not share in the investment performance of assets allocated to Separate Account MGA. The obligations under the Contract are independent of the investment performance of Separate Account MGA and are the obligations of the Company.

In establishing Guaranteed Interest Rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the Guaranteed Interest Rates are established. (See "Establishment of Guaranteed Interest Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal and state laws.

                           AMENDMENT OF THE CONTRACTS
--------------------------------------------------------------------------------

We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                          ASSIGNMENT OF THE CONTRACTS
--------------------------------------------------------------------------------

Our rights as evidenced by a Contract may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. Ownership of Contracts issued in connection with Section 401(a), 401(k), 403(c), 403(b), 408, 414(d) or 457 plans may not generally be assigned. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                         DISTRIBUTION OF THE CONTRACTS
--------------------------------------------------------------------------------

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

The Company intends to sell the Contracts in all jurisdictions where it is licensed to do business and where the Contract is approved. Any sales representative or employee who sells the Contracts will be qualified to sell variable annuities under applicable federal and state laws. Each broker-dealer is registered with the SEC under the Securities Exchange Act of 1934, and all are members of the NASD. The principal underwriter and distributor of the Contracts is CFBDS, Inc., 21 Milk St., Boston, MA. CFBDS, Inc. is not affiliated with the Company or the Separate Account.

Up-front compensation paid to sales representatives will not exceed 7.00% of the purchase payments made under the Contracts. If asset-based compensation is paid, it will not exceed 2% of the average account value annually. From time to time, the Company may pay or permit other promotional incentives, in cash, credit or other compensation.

                           FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

GENERAL

The Company is taxed as a life insurance company under Subchapter L of the Code. Generally, amounts credited to a contract are not taxable until received by the Contract Owner, participant or beneficiary, either in the form of annuity payments or other distributions. Tax consequences and limits are described further below for each annuity program.

SECTION 403(B) PLANS AND ARRANGEMENTS

Purchase Payments for a tax deferred annuity contract may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501(c)(3) of the Code. Within statutory limits, such payments are not currently includable in the gross income of the participants. Increases in the value of the contract attributable to these Purchase Payments are similarly not subject to current taxation. The income in the contract is taxable as ordinary income whenever distributed.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions.

Amounts attributable to salary reductions and income thereon may not be withdrawn prior to attaining the age of 59 1/2, separation from service, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.

Distributions must begin by the later of April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2 or April 1st of the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant. Certain rollover distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403(b) contract or to an Individual Retirement Arrangement
(IRA) without federal income tax withholding.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Under a qualified pension or profit-sharing trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, a Purchase Payment made by an employer is not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions in the form of annuity payments are taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Certain lump-sum distributions described in
Section 402 of the Code may be eligible for special ten-year forward averaging treatment for individuals born before January 1, 1936. All individuals may be eligible for favorable five-year forward averaging of lump-sum distributions after age 59 1/2. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.

Distributions must begin by the later of April 1st of the calendar year following the calendar year in which you attain age 65 or April 1st of the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i)(1)(B), distributions must begin by April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding $2,000 per individual, an individual may make deductible contributions to an individual retirement annuity (IRA). (Note: The minimum Purchase Payment allowed for this Contract is $5,000.) There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse based on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annual into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit of $4,000.

Partial or full distributions made prior to the age of 59 1/2 are treated as ordinary income. Amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408(k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of 15% of compensation up to $30,000 for each participant.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, ($2,000 per year for annual contributions), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or
(2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals.

The Owner of contracts issued under Section 457 plans is the employer or a contractor of the participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor.

Distributions must begin generally by April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the participant or beneficiary.

NONQUALIFIED ANNUITIES

Individuals may purchase tax-deferred annuities without tax law funding limits. The Purchase Payment receives no tax benefit, deduction or deferral, but taxes on the increases in the value of the Contract are generally deferred until distribution. If a nonqualified annuity is owned by other than an individual, however, (e.g., by a corporation), the increases in value attributable to Purchase Payments made after February 28, 1986 are includable in income annually. Furthermore, for Contracts issued after April 22, 1987, all deferred increases in value will be includable in income annually. Furthermore, for Contracts issued after April 22, 1987, all deferred increases in value will be includable in the income of an Owner when that Owner transfers the Contract without adequate considerations.

The federal tax law requires nonqualified annuity contracts issued on or after January 19, 1985 to meet minimum mandatory distribution requirements upon the death of the Contract Owner. Failure to meet these requirements will cause the succeeding Contract Owner or beneficiary to lose the tax benefits associated with annuity contracts, i.e., primarily the tax deferral prior to distribution. The distribution required depends upon whether an Annuity Option is elected or whether the succeeding Owner is the surviving spouse. Contracts will be administered by the Company in accordance with these rules.

If two or more nonqualified annuity contracts are purchased from the same insurer within the same calendar year, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before annuitization of a contract will generally be taxed on an income-first basis to the extent of income in the contract. Certain pre-August 14, 1982 deposits into a nonqualified annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the Cash Value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash withdrawal under the tax law.

With certain exceptions, the law will impose an additional tax if a Contract Owner makes a withdrawal of any amount under the contract which is allocable to an investment made after August 13, 1982. The amount of the additional tax will be 10% of the amount includable in income by the Contract Owner because of the withdrawal. The additional tax will not be imposed if the amount is received on or after the Contract Owner reaches the age of 59 1/2, of if the amount is one of a series of substantially equal periodic payments made for life or life expectancy of the taxpayer. The additional tax will not be imposed if the withdrawal or partial surrender follows the death or disability of the Contract Owner.

THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, certain special provisions may apply to the Contract if the Owner of a Section 403(b) plan Contract or certain other tax-benefited contracts requests that the Contract be issued to conform to ERISA or if the Company has notice that the Contract was issued pursuant to a plan subject to ERISA.

ERISA requires that certain Annuity Options, withdrawals or other payments and any application for a loan secured by the Contract may not be made until the Participant has filed a Qualified Election with the plan administrator. Under certain plans, ERISA also requires that a designation of a beneficiary other than the participant's spouse be deemed invalid unless the participant has filed a Qualified Election.

A Qualified Election must include either the written consent of the Participant's spouse, notarized or witnessed by an authorized plan representative, or the participant's certification that there is no spouse or that the spouse cannot be located.

The Company intends to administer all contracts to which ERISA applies in a manner consistent with the direction of the plan administrator regarding the provisions of the plan, in accordance with applicable law. Because these requirements differ according to the plan, a person contemplating the purchase of an annuity Contract should consider the provisions of the plan.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution which is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

     1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS OR FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS

       There is an unwaivable 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another retirement plan but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

       (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

       (b) a complete term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

       (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law.

       A distribution including a rollover that is not a direct rollover will require the 20% withholding, and a 10% additional tax penalty may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

     2. OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

       To the extent not described as requiring 20% withholding in 1 above, the portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election out is not provided, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

     3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

       The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs. As of January 1, 1998, a recipient receiving periodic payments (e.g., monthly or annual payments under an Annuity Option) which total $15,200 or less per year, will generally be exempt from the withholding requirements.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are not permitted to elect out of withholding.

TAX ADVICE

Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, tax advice may be needed by a person contemplating purchase of an annuity contract and by an Owner, participant or beneficiary who may make elections under a contract. It should be understood that the foregoing description of the federal income tax consequences under these contracts is not exhaustive and that special rules are provided with respect to situations not discussed here. It should be understood that if a tax-benefited plan loses its exempt status, employees could lose some of the tax benefits described. For further information, a qualified tax adviser should be consulted.

                             AVAILABLE INFORMATION
--------------------------------------------------------------------------------

The Company files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"), as required by law. You may read and copy this information and other information at the following locations:

        - public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.

        - the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048,

        - the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Under the Securities Act of 1933, the Company has filed with the Commission a registration statement (the "Registration Statement") relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts. The Registration Statement and the exhibits may be inspected and copied as described above. Although the Company does furnish the Annual Report on Form 10-K for the year ended December 31, 1998 to owners of contracts or certificates, the Company does not plan to furnish subsequent annual reports containing financial information to the owners of contracts or certificates described in this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------

The Company's latest Annual Report on Form 10-K has been filed with the Commission. It is incorporated by reference into this Prospectus and a copy must accompany this Prospectus.

The Form 10-K for the fiscal year ended December 31, 1998 contains additional information about the Company, including audited financial statements for the Company's latest fiscal year. It was filed on March 17, 1999 via Edgar; File No. 33-33691.

If requested, the Company will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents). You may direct your requests to The Travelers Insurance Company, One Tower Square, Hartford, Connecticut 06183-5030, Attention: Annuity Services. The telephone number is (860) 422-3985. You may also obtain copies of any documents, incorporated by reference into this prospectus by accessing the SEC's website (http://www.sec.gov).

                                 LEGAL OPINION
--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this Prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by the General Counsel of the Company.

                                    EXPERTS
--------------------------------------------------------------------------------

The consolidated financial statements and schedules of the Travelers Insurance Company and Subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A
--------------------------------------------------------------------------------

MARKET VALUE ADJUSTMENT

Payment on a partial or full surrender may be adjusted up or down by the application of the Market Value Adjustment. The Market Value Adjustment formula is:

                                                   1          ()t/365
Market Adjusted Value = (Maturity Value) X       ------
                                            F    1 + iC    G

     where "iC" is the current Guaranteed Interest Rate for a Guarantee Period of "t" days and "t" is the number of days remaining in the Guarantee Period adjusting for leap years.

The current Guaranteed Interest Rate is declared periodically by the Company and is the rate (straight line interpolation between whole years) which the Company is then paying on premiums paid under this class of Contracts with the same maturity date as the Purchase Payment to which the formula is being applied.

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

Purchase Payment:         $50,000.00
Guarantee Period:          5 Years
Guaranteed Interest Rate:  5.5% Effective Annual Rate

The following examples illustrate how the Market Value Adjustment may affect the values of your Contract. In these examples, the surrender occurs one year after a Purchase Payment of $50,000 was made to the Contract. The Maturity Value of this Purchase Payment would be $65,348.00 at the end of the five-year Guarantee Period. However, after one year, when the surrenders occur in these examples, the Account Value (i.e., the Purchase Payment plus accumulated interest) would be $52,750.

The Market Value Adjustment is the rate the Company is crediting at the time of surrender on new Purchase Payments of the same term-to-maturity as the time remaining in your Guarantee Period. One year after the Purchase Payment was made, you would have four years remaining in the five-year Guarantee Period.

EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

A negative Market Value Adjustment results from a surrender that occurs when interest rates have increased since the date the Purchase Payment was made. Assume interest rates have increased one year after the Purchase Payment and the Company is crediting 7% for a four-year Guarantee Period.

If you surrender the full Account Value, the Market Adjusted Value would be:

                                   1          (4)
$49,853.68 = $65,348.00 X       -------
                           F    1 + .07    G

The Market Value Adjustment is a reduction of $2,896.32 from the Account Value:

                      $49,853.68 = $52,750.00 - $2,896.32

If instead of a full surrender, 50% of the Account Value was surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                   1          (4)
$24,926.84 = $32,674.00 X       -------
                           F    1 + .07    G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to surrender, or $32,647.00.

EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

A positive Market Value Adjustment results from a surrender that occurs when interest rates have decreased since the date a Purchase Payment was made. Assume interest rates have decreased one year later and the Company is then crediting 3.5% for a four-year Guarantee Period.

If you surrender the full Account Value, the Market Adjusted Value would be:

                                   1           (4)
$56,947.01 = $65,348.00 X       --------
                           F    1 + .035    G

The Market Value Adjustment is an increase of $4,197.01 over Account Value:

                      $56,947.01 = $52,750.00 + $4,197.01

If instead of a full surrender, 50% of the Account Value were surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                   1           (4)
$28,473.50 = $32,674.00 X       --------
                           F    1 + .035    G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to the surrender, or $32,674.00.

These examples illustrate what may happen when interest rates increase or decrease from the beginning of a Guarantee Period. A particular Market Value Adjustment may have a greater or lesser impact than that shown in these examples, depending on how much interest rates have changed since the beginning of a Guarantee Period and the amount of time remaining to maturity. In addition, a surrender charge may be assessed on surrenders made before the Purchase Payment has been under the Contract for seven years.

                                     T-MARK

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                                   ISSUED BY

                      THE TRAVELERS LIFE INSURANCE COMPANY
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183

L-11167                                                         TIC Ed 5-99
                                                               Printed in U.S.A.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration Fees:  $50,000 for $200,000,000 in interests of Modified Guaranteed
                    Annuity Contracts

Estimate of Printing Costs:  $9,000.00

Cost of Independent Accountants:  $8,000.00

Item 15. Indemnification of Directors and Officers

Sections 33-770 et seq inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

Citigroup Inc. also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrant. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(a)      Exhibits

         1. Underwriting Agreement. (Incorporated herein by reference to Exhibit 1. to Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 filed April 17, 1996.)

         2. Agreement and Plan of Merger dated June 25, 1995, by and among United HealthCare Corporation, Montana Acquisition, Inc., The MetraHealth Companies, Inc. and Certain Other Persons. (Incorporated by reference to Exhibit 2 to Pre-Effective Amendment No. 1 on Form S-2, File No. 33-58677, filed on July 11, 1995.)

         4. Instruments Defining the Rights of Security Holders. (Incorporated herein by reference to Exhibit 4. to Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 filed April 17, 1996.)

         5. Opinion Re: Legality, Including Consent. (Incorporated herein by reference to Exhibit 5 to Post-Effective Amendment No. 10 to the Registration Statement on Form S-2 filed April 9, 1998.)

         10.      Material Contracts.

                  a. Master Agreement, dated as of September 1, 1994, between the Company and Metropolitan Life Insurance Company ("MetLife"), incorporated by reference to
                           Exhibit 10.03 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on November 14, 1994.

                  b. Group Life Insurance and Related Businesses Acquisition Agreement, dated as of September 1, 1994, among MetLife, the Company, The Travelers Indemnity Company of Rhode Island and The Travelers Insurance Company of Illinois, incorporated by reference to
                           Exhibit 10.04 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on November 14, 1994.

         23(a).   Consent of KPMG LLP, Independent Certified Public Accountants.

         23(b).   Consent of Counsel (see Exhibit 5).

         24(a). Powers of Attorney authorizing Jay S. Fishman or Ernest J. Wright as signatory for Michael A. Carpenter, Robert I. Lipp, Charles O. Prince, III, Marc P. Weill, Irwin R. Ettinger and Donald T. DeCarlo. (Incorporated herein by reference to Exhibit 24(a) to Post-Effective Amendment No. 7 to the Registration Statement on Form S-2, filed April 17, 1996.)

         24(b). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Jay S. Fishman and Ian R. Stuart. (Incorporated herein by reference to Exhibit 24(b) to Post-Effective Amendment No. 7 to the Registration Statement on Form S-2, filed April 17, 1996.)

         24(c). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Michael A. Carpenter, Jay S. Benet, George C. Kokulis, Ian R. Stuart and Katherine M. Sullivan. (Incorporated herein by reference to Exhibit No. 24(c) to Post-Effective Amendment No. 9 to the Registration Statement on Form S-2, filed April 11, 1997.)

         24(d). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for J. Eric Daniels and Jay S. Benet.

         27. Financial Data Schedule of The Travelers Insurance Company. (Incorporated herein by reference to the filing on Form 10-K, File No. 33-03094, filed March 17, 1999.)

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

         1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

                i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows, pursuant to Item 512(h) of Regulation S-K:

(h)      Request for Acceleration of Effective Date:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on April 12, 1999.

                         THE TRAVELERS INSURANCE COMPANY

                                  (Registrant)

                                        By: *JAY S. BENET

                                             Jay S. Benet

                                             Senior Vice President, Chief
                                             Financial Officer, Chief
                                             Accounting Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities indicated on April 12, 1999.

*MICHAEL A. CARPENTER              Director and Chairman of the Board
 (Michael A. Carpenter)

*J. ERIC DANIELS                   Director, President and Chief Executive
 (J. Eric Daniels)                 Officer

*JAY S. BENET                      Director, Senior Vice President,
 (Jay S. Benet)                    Chief Financial Officer,
                                   Chief Accounting Officer and Controller

*GEORGE C. KOKULIS                 Director
 (George C. Kokulis)

*ROBERT I. LIPP                    Director
 (Robert I. Lipp)

*KATHERINE M. SULLIVAN             Director, Senior Vice President and
 (Katherine M. Sullivan)           General Counsel

*MARC P. WEILL                     Director
 (Marc P. Weill)

  *By:  /s/ Ernest J. Wright, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
   No.         Description                                                                 Method of Filing
-------        -----------                                                                 ----------------
     23(a).    Consent of KPMG LLP, Independent                                            Electronically
               Certified Public Accountants.

     24(d).    Powers of Attorney authorizing Ernest J. Wright or Kathleen A.              Electronically
               McGah as signatory for J. Eric Daniels and Jay S. Benet,